  EXHIBIT 99.2

Palatin Technologies Announces Pricing of up to $23 Million Public Offering

$11.5 Million Upfront with up to an Additional $11.5 Million Upon the Cash Exercise of the Milestone Related Warrants

CRANBURY, N.J., May 7, 2025 /PRNewswire/ — Palatin Technologies, Inc. (NYSE American: PTN) (“Palatin” or the “Company”), a biopharmaceutical company developing first-in-class medicines based on molecules that modulate the activity of the melanocortin receptor system, today announced the pricing of its public offering with participation from new and existing healthcare focused institutional investors along with the Company’s Chief Executive Officer, Chief Financial Officer, and certain board members, including the Chair consisting of 76,666,667 shares of common stock (or common stock equivalents in lieu thereof) together with Series F warrants to purchase up to 76,666,667 shares of common stock (the “Series F Warrants“), Series G warrants to purchase up to 76,666,667 shares of common stock (the “Series G Warrants“), and Series H warrants to purchase up to 76,666,667 shares of common stock (the “Series H Warrants“), at a combined public offering price of $0.15 per share of common stock and accompanying warrants (the “Offering“).

The Series F Warrants will have an exercise price of $0.30 per share, will be immediately exercisable and will expire on the five-year anniversary of the original issuance date, subject to the certain terms as defined in such warrant. The Series G Warrants will have an exercise price of $0.15 per share, will be immediately exercisable and will expire on the earlier of (i) the 24-month anniversary of the original issuance date or (ii) the expiration of the FDA Exercise Period (as such term is defined in the Series G Warrant). The Series H Warrants will be issuable to the holder upon their exercise of the Series G Warrants, will have an exercise price of $0.225 per share, will be immediately exercisable upon issuance and will expire on the 24-month anniversary of its issuance date.

The closing of the Offering is expected to occur on or about May 8, 2025, subject to the satisfaction of customary closing conditions. The gross proceeds from the Offering are expected to be approximately $11.5 million. The Company may receive additional proceeds of up to $11.5 million upon the cash exercise of the milestone related Series G Warrants, however, there is no guarantee such warrants will be exercised and accordingly that the Company will receive any proceeds from the exercise thereof. The Company intends to use the net proceeds from the Offering primarily for working capital and general corporate purposes, including for development work on its obesity program.

A.G.P./Alliance Global Partners is acting as lead placement agent for the Offering and Laidlaw & Company (UK) Ltd. is acting as co-placement agent for the Offering.

A registration statement on Form S-1, as amended (File No. 333-286280), relating to the Offering was declared effective by the Securities and Exchange Commission (the “SEC”) on May 6, 2025. The Offering is being made only by means of a prospectus forming part of the effective registration statement relating to the Offering. A preliminary prospectus relating to the Offering has been filed with the SEC. Electronic copies of the final prospectus, when available, may be obtained on the SEC’s website at http://www.sec.gov and may also be obtained, when available, by contacting A.G.P./Alliance Global Partners at 590 Madison Avenue, 28th Floor, New York, NY 10022, by phone at (212) 624-2060 or e-mail at prospectus@allianceg.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

1

About Palatin

Palatin is a biopharmaceutical company developing first-in-class medicines based on molecules that modulate the activity of the melanocortin receptor systems, with targeted, receptor-specific product candidates for the treatment of diseases with significant unmet medical need and commercial potential. Palatin’s strategy is to develop products and then form marketing collaborations with industry leaders to maximize their commercial potential. For additional information regarding Palatin, please visit Palatin’s website at www.Palatin.com and follow Palatin on Twitter at @PalatinTech.

Forward Looking Statements

Statements in this press release that are not historical facts, including statements related to the timing and completion of the Offering, the potential exercise of the milestone related Series G Warrants, which may never occur, for additional gross proceeds to the Company of $11.5 million, the satisfaction of customary closing conditions related to the Offering and the intended use of proceeds therefrom, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995. Palatin intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements reflect the Company’s current views with respect to future events and are based on assumptions and subject to known and unknown risks and uncertainties, which change over time, and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, without limitation, market and other conditions; the anticipated use of proceeds from the Offering; results of clinical trials; regulatory actions by the FDA and other regulatory and the need for regulatory approvals; Palatin’s ability to fund development of its technology and establish and successfully complete clinical trials; the length of time and cost required to complete clinical trials and submit applications for regulatory approvals; products developed by competing pharmaceutical, biopharmaceutical and biotechnology companies; commercial acceptance of Palatin’s products; and other factors discussed in Palatin’s periodic filings with the SEC. All forward-looking statements included in this press release are made only as of the date of this press release. The Company assumes no obligation to update any written or oral forward-looking statement, whether as a result of new information, future events or otherwise unless required by law.

Palatin Technologies® is a registered trademark of Palatin Technologies, Inc.

SOURCE Palatin Technologies, Inc.

2